Exhibit 99.1

Jaguar Health Appoints Senior Commercial Pharmaceutical Executive Greg Divis to Board of Directors

San Francisco, CA (June 18, 2018): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage natural-products pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced today that it has appointed Greg Divis, an executive with more than 28 years of direct operating and global leadership experience in specialty pharmaceuticals, to the Company’s board of directors.

Mr. Divis currently serves as the Chief Operating Officer of Avadel Pharmaceuticals, an emerging branded specialty pharmaceutical company he joined in 2017. Prior to Avadel he served as an Executive-in-Residence and Operating Partner for Linden Capital, a healthcare-focused middle market private equity firm. Previous roles also include President and Chief Executive Officer of Lumara Health, a specialty-branded pharmaceutical company focused on women’s health, where Mr. Divis led the successful turnaround and transformation of the business resulting in a series of transactions culminating in the successful sale to AMAG Pharmaceuticals. Mr. Divis has also held such notable roles as Vice President, Business Development & Lifecycle Management at Sanofi-Aventis, and Vice-President and General Manager, UK and Ireland, for Schering-Plough Corporation. He currently serves on the Board of Directors of Mobius Therapeutics and previously served on the Board of Tolero Pharmaceuticals. Mr. Divis is a graduate of the University of Iowa.

“We are extremely pleased that Greg has joined Jaguar’s board,” commented Lisa Conte, Jaguar’s president and CEO. “Greg brings a wealth of orphan drug, specialty pharma and large pharma experience to our team, along with a strong background in strategic planning and organizational development. I believe Greg’s long-term industry experience and his track record of driving growth will prove highly beneficial as we work to continue commercializing Mytesi® in the U.S. for its FDA-approved indication for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy, and continue to evaluate opportunities to develop and commercialize targeted Mytesi follow-on indications.”

“I’m very happy to have joined the board of a company that controls global commercial rights to a first-in-class, FDA-approved drug product like Mytesi. A significant percentage of the more than 36 million people currently living with HIV around the world suffer from diarrhea, many of whom may benefit from the reduction in diarrhea that can be achieved with Mytesi therapy. Jaguar’s commercial opportunities are further supported by the Company’s robust pipeline of potential Mytesi follow-on indications. It’s an exciting time to be part of the team.”

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s belief that Mr. Divis’s long-term industry experience and his track record of driving growth will prove highly beneficial as the Company works to continue commercializing Mytesi in the U.S. for its FDA-approved indication, and the belief that, of the significant percentage of the more than 36 million people currently living with HIV around the world who suffer from diarrhea, many of these people may benefit from the reduction in diarrhea that can be achieved with Mytesi therapy. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

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